Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:	Wilson W. Cheung
Chief Financial Officer
(510) 683-5900

Leslie Green
Green Communications Consulting, LLC
(650) 312-9060

AXT, Inc. Announces Closing of Sale of Additional 862,500 Shares for Over-Allotment

FREMONT, Calif., January 9, 2007 — AXT, Inc. (NASDAQ: AXTI) today announced the closing of the sale of an additional 862,500 shares of common stock in its December 19, 2006 public offering pursuant to the underwriter’s exercise of its over-allotment option at a price to the public of $4.50 per share.  AXT received net proceeds from the exercise of the over-allotment option of approximately $3.6 million, after deducting the underwriting discount and estimated offering expenses. The offering was led by Needham & Company, LLC, as the sole underwriter.  Copies of the prospectus supplement and the accompanying prospectus can be obtained from Needham & Company, LLC, at 445 Park Avenue, New York, New York 10022 or by telephone at (212) 705-0416.

This press release does not constitute an offer to sell or the solicitation of an offer to buy, nor will there be any sale of securities, in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities law of any such state.

About AXT, Inc.

AXT develops and produces high-performance compound and single element semiconductor substrates, including substrates made from gallium arsenide (GaAs), indium phosphide (InP) and germanium (Ge).  The company’s substrate products are used primarily in lighting display applications, wireless communications, and fiber optic communications.

###

4281 Technology Drive Fremont, CA 94538 Tel: 510.683.5900 Fax: 510.353.0668 www.axt.com.